NEWS RELEASE
FOR IMMEDIATE RELEASE
April 30, 2018
CAPITOL FEDERAL® FINANCIAL, INC. ANNOUNCES THE
ACQUISITION OF CAPITAL CITY BANCSHARES AND
REPORTS SECOND QUARTER FISCAL YEAR 2018 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) ("Capitol Federal" or the "Company") announced today the acquisition of Capital City Bancshares, Inc. ("CCB") and results for the quarter ended March 31, 2018. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 10, 2018 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $23.3 million;

•	basic and diluted earnings per share of $0.17;

•	net interest margin of 1.86% (2.24% excluding the effects of the leverage strategy); and

•	dividends paid of $11.4 million, or $0.085 per share.

Capitol Federal, the parent company of Capitol Federal® Savings Bank ("Capitol Federal Savings" or the "Bank"), and CCB, the parent company of Capital City Bank, a state chartered bank headquartered in Topeka, KS, announced the signing of a definitive agreement and plan of merger pursuant to which CCB will merge with and into Capitol Federal. Immediately upon closing the merger, Capital City Bank will merge with and into Capitol Federal Savings. As of March 31, 2018 and excluding purchase accounting, the combined company would have had pro-forma total assets of $9.5 billion, gross loans of $7.5 billion, deposits of $5.7 billion and an equity position of approximately $1.4 billion.

With the acquisition of Capital City Bank, Capitol Federal Savings will enter the commercial banking business, through the origination of commercial lending products and offering of commercial deposit services, for the first time in its 125 year history. While Capitol Federal Savings has built a small, but meaningful, portfolio of mostly commercial real estate loan participations through its network of correspondent banks over the course of the last five years (which portfolio totaled approximately $462 million in gross loans as of March 31, 2018), this merger with Capital City will enable the Company to offer a full array of commercial lending and deposit products and services. With the talented and experienced commercial banking teams from Capital City Bank joining Capitol Federal Savings, the Company will be able to introduce these lines of banking into its branches in overlapping communities upon closing of the merger, while working to expand to the other communities served by Capitol Federal.

•	Strategically and financially attractive acquisition of a $400 million commercial bank

•	Enhances deposit franchise and provides entry into commercial banking business lines

•	Delivers scalable banking platform, while remaining under $10 billion in assets

John B. Dicus, Chairman and President of Capitol Federal, stated: "We are pleased to be merging with Capital City Bank to introduce a full commercial banking experience to our customer base and communities. Capital City Bank has a long history of building a conservative, customer focused community bank, with an overlapping geographic focus in markets highly familiar to us - Topeka, Lawrence and the Overland Park market of Kansas City. Through the leadership of the Sabatini family, Capital City Bank has built a well-regarded company over the course of many decades, driven by the people and platforms we need to enter the commercial banking business in the right way and in a meaningful way. Through the many years of knowing the team at Capital City Bank, it is obvious to us that we hold a shared cultural approach to banking, focused on risk management and customer service. In addition, we are able to complete this merger and remain under $10 billion in assets, allowing us to continue our current dividend policy of paying 100% of earnings, while providing a positive upside."

Comparison of Operating Results for the Three Months Ended March 31, 2018 and December 31, 2017

For the quarter ended March 31, 2018, the Company recognized net income of $23.3 million, or $0.17 per share, compared to net income of $31.8 million, or $0.24 per share, for the quarter ended December 31, 2017. The decrease in net income was due primarily to higher income tax expense in the current quarter compared to the prior quarter. The effective income tax rate in the current quarter was 26.5% compared to 2.6% in the prior quarter. In the prior quarter, the Tax Cuts and Jobs Act (the "Tax Act") was enacted which reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities as of December 22, 2017 to account for the lower corporate income tax rate. The revaluation of the Company's deferred income tax assets and liabilities reduced income tax expense by $7.5 million in the prior quarter. The impact of the enactment of the Tax Act was an increase in basic and diluted earnings per share of $0.08 in the prior quarter. Management estimates the effective tax rate for the third and fourth quarter of fiscal year 2018 to be approximately the same as the current quarter effective income tax rate of 26.5%, resulting in an effective income tax rate of 20% to 21% for fiscal year 2018. Management estimates the effective income tax rate for fiscal year 2019 will be approximately 22%.

Net interest income increased $515 thousand, or 1.0%, from the prior quarter to $49.9 million for the current quarter. The net interest margin increased three basis points from 1.83% for the prior quarter to 1.86% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased four basis points from 2.20% for the prior quarter to 2.24% for the current quarter. The increase in net interest margin was due mainly to a decrease in the cost of borrowings not related to the leverage strategy, along with a reduction in interest expense resulting from fewer days in the current quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased eight basis points from the prior quarter, to 3.06%, while the average balance of interest-earning assets decreased $71.5 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased four basis points from the prior quarter, to 3.35%, while the average balance of interest-earning assets would have decreased $69.5 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,194	$64,189	$5	—%
Cash and cash equivalents	7,895	7,114	781	11.0
Mortgage-backed securities ("MBS")	5,390	5,252	138	2.6
Federal Home Loan Bank Topeka ("FHLB") stock	3,201	3,095	106	3.4
Investment securities	1,094	994	100	10.1
Total interest and dividend income	$81,774	$80,644	$1,130	1.4

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy decreased $165 thousand from the prior quarter due to a $79.9 million decrease in the average balance primarily resulting from cash being used to pay off certain maturing term borrowings during the prior quarter, partially offset by a 25 basis point increase in the weighted average yield. Interest income on cash associated with the leverage strategy increased $945 thousand from the prior quarter due to a 23 basis point increase in the weighted average yield. In both cases, the increase in the weighted average yield was related to balances held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City").

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased six basis points from the prior quarter, to 1.35%, while the average balance of interest-bearing liabilities decreased $33.3 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased one basis point from the prior quarter, to 1.30%, while the average balance of interest-bearing liabilities would have decreased $31.3 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$18,772	$17,917	$855	4.8%
Deposits	12,480	11,961	519	4.3
Repurchase agreements	633	1,392	(759)	(54.5)
Total interest expense	$31,885	$31,270	$615	2.0

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $218 thousand from the prior quarter due to a three basis point decrease in the weighted average rate paid, to 2.05% for the current quarter. Interest expense on FHLB borrowings associated with the leverage strategy increased $1.1 million from the prior quarter due to a 24 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a five basis point increase in the weighted average rate paid, to 0.96% for the current quarter. The increase in the weighted average rate paid was primarily due to increases in the money market deposit portfolio rate and retail certificate of deposit portfolio rate, which increased 12 basis points and five basis points, respectively.
The decrease in interest expense on repurchase agreements was due to the maturity of a $100.0 million repurchase agreement during the prior quarter.
Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan recoveries were $20 thousand during the current quarter compared to net charge-offs of $28 thousand in the prior quarter. At March 31, 2018, loans 30 to 89 days delinquent were 0.19% of total loans and loans 90 or more days delinquent or in foreclosure were 0.16% of total loans. At December 31, 2017, loans 30 to 89 days delinquent were 0.25% of total loans and loans 90 or more days delinquent or in foreclosure were 0.15% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,670	$3,965	$(295)	(7.4)%
Income from bank-owned life insurance ("BOLI")	276	534	(258)	(48.3)
Other non-interest income	1,487	859	628	73.1
Total non-interest income	$5,433	$5,358	$75	1.4

The decrease in retail fees and charges was due mainly to a decrease in debit card income resulting from a reduction in transaction volume due to the seasonality of such activity. The decrease in income from BOLI was due mainly to a one-time adjustment to the benchmark interest rate associated with one of the policies. The increase in other non-interest income was due primarily to an increase in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the current quarter and no such commissions received during the prior quarter, along with a gain on the sale of loans during the current quarter compared to a loss on the sale of loans during the prior quarter as management continues to test loan sale processes for liquidity purposes.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,167	$10,528	$639	6.1%
Information technology and related expense	3,622	3,331	291	8.7
Occupancy, net	2,839	2,765	74	2.7
Deposit and loan transaction costs	1,313	1,407	(94)	(6.7)
Regulatory and outside services	1,151	1,140	11	1.0
Federal insurance premium	847	852	(5)	(0.6)
Advertising and promotional	1,337	685	652	95.2
Office supplies and related expense	442	442	—	—
Other non-interest expense	880	886	(6)	(0.7)
Total non-interest expense	$23,598	$22,036	$1,562	7.1

The increase in salaries and employee benefits expense was due primarily to the timing of expenses related to paid time-off usage and accruals, as well as to a new 2018 Tax Savings Bonus Plan. The 2018 Tax Savings Bonus plan is a one-time bonus award to qualifying non-officer employees. The anticipated expense associated with this plan will be recognized in fiscal year 2018 and is approximately $1.0 million, of which $333 thousand was recognized during the current quarter. It is expected that the Bank will recognize approximately $333 thousand of expense per quarter in the third and fourth quarters of fiscal year 2018 related to this plan. The increase in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships.

The Company's efficiency ratio was 42.66% for the current quarter compared to 40.26% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $8.4 million for the current quarter, compared to $860 thousand for the prior quarter. The effective tax rate was 26.5% for the current quarter compared to 2.6% for the prior quarter. The lower effective income tax rate and income tax expense in the prior quarter were due primarily to revaluing the Company's deferred tax assets and liabilities as a result of the enactment of the Tax Act in December 2017. Management estimates the effective tax rate for the third and fourth quarter of fiscal year 2018 to be approximately the same as the current quarter effective income tax rate of 26.5%.

Comparison of Operating Results for the Six Months Ended March 31, 2018 and 2017

The Company recognized net income of $55.2 million, or $0.41 per share, for the six month period ended March 31, 2018 compared to net income of $42.2 million, or $0.31 per share, for the six month period ended March 31, 2017. The increase in net income was due primarily to a decrease in income tax expense resulting from the Tax Act being signed into law in December 2017.

The net interest margin increased eight basis points, from 1.77% for the prior year six month period to 1.85% for the current year six month period. Excluding the effects of the leverage strategy, the net interest margin would have increased 11 basis points, from 2.11% for the prior year six month period to 2.22% for the current year six month period. The increase in the net interest margin was due mainly to an increase in interest-earning asset yields, as well as a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans and a net decrease in the cost of liabilities not related to the leverage strategy.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 22 basis points, from 2.80% for the prior year six month period to 3.02% for the current year six month period, while the average balance of interest-earning assets decreased $163.7 million from the prior year six month period. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 10 basis points, from 3.23% for the prior year six month period to 3.33% for the current year six month period, while the average balance of interest-earning assets would have decreased $152.2 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$128,383	$125,051	$3,332	2.7%
Cash and cash equivalents	15,009	7,101	7,908	111.4
MBS	10,642	12,553	(1,911)	(15.2)
FHLB stock	6,296	6,039	257	4.3
Investment securities	2,088	2,238	(150)	(6.7)
Total interest and dividend income	$162,418	$152,982	$9,436	6.2

The increase in interest income on loans receivable was due mainly to a $118.3 million increase in the average balance of the portfolio, as well as a four basis point increase in the weighted average yield on the portfolio to 3.57% for the current year six month period. The increase in the weighted average yield was due primarily to adjustable-rate loans repricing to higher market rates, along with the origination and purchase of new loans at higher market rates.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy increased $794 thousand from the prior year six month period due to a 72 basis point increase in the weighted average yield. Interest income on cash associated with the leverage strategy increased $7.1 million from the prior year six month period due to a 74 basis point increase in the weighted average yield. In both cases, the increase in the weighted average yield was related to balances held at the FRB of Kansas City.

The decrease in interest income on the MBS portfolio was due to a $227.4 million decrease in the average balance of the portfolio, partially offset by a 12 basis point increase in the weighted average yield on the portfolio to 2.28% for the current year six month period. Cash flows not reinvested were used primarily to fund loan growth and pay off certain maturing term borrowings. The increase in the weighted average yield was due primarily to adjustable-rate MBS repricing to higher market rates, as well as a decrease in the impact of net premium amortization. Net premium amortization of $1.6 million during the current year six month period decreased the weighted average yield on the portfolio by 35 basis points. During the prior year six month period, $2.3 million of net premiums were amortized which decreased the weighted average yield on the portfolio by 40 basis points. As of March 31, 2018, the remaining net balance of premiums on our portfolio of MBS was $7.4 million.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 15 basis points, from 1.17% for the prior year six month period to 1.32% for the current year six month period, while the average balance of interest-bearing liabilities decreased $134.6 million from the prior year six month period. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased one basis point, from 1.30% for the prior year six month period to 1.29% for the current year six month period, and the average balance of interest-bearing liabilities would have decreased $123.0 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$36,689	$32,888	$3,801	11.6%
Deposits	24,441	20,760	3,681	17.7
Repurchase agreements	2,025	2,974	(949)	(31.9)
Total interest expense	$63,155	$56,622	$6,533	11.5

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $3.9 million from the prior year six month period due to a 22 basis point decrease in the weighted average rate paid on the portfolio, to 2.06% for the current year six month period, and a $140.9 million decrease in the average balance of the portfolio. The decrease in the weighted average rate paid was due to certain advances maturing between periods being replaced at lower effective interest rates. The decrease in the average balance was a result of using cash flows from the securities portfolio and funds generated from deposit growth to pay off certain advances that matured between periods. Interest expense on FHLB borrowings associated with the leverage strategy increased $7.7 million from the prior year six month period due to a 77 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a 13 basis point increase in the weighted average rate, to 0.93% for the current year six month period. The increase in the weighted average rate was primarily related to the certificate of deposit portfolio, which increased 19 basis points to 1.53% for the current year six month period. The weighted average rate paid on wholesale certificates increased 64 basis points, to 1.38% for the current year six month period.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$7,635	$7,291	$344	4.7%
Income from BOLI	810	1,096	(286)	(26.1)
Other non-interest income	2,346	2,454	(108)	(4.4)
Total non-interest income	$10,791	$10,841	$(50)	(0.5)

The increase in retail fees and charges was due mainly to increases in debit card income due to higher transaction volume in the current year and a reduction in waived fees as customers and vendors have become more accustomed to the chip card technology. The decrease in income from BOLI was due mainly to a one-time adjustment to the benchmark interest rate associated with one of the policies.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$21,695	$21,178	$517	2.4%
Information technology and related expense	6,953	5,602	1,351	24.1
Occupancy, net	5,604	5,439	165	3.0
Deposit and loan transaction costs	2,720	2,614	106	4.1
Regulatory and outside services	2,291	2,611	(320)	(12.3)
Federal insurance premium	1,699	1,772	(73)	(4.1)
Advertising and promotional	2,022	1,953	69	3.5
Office supplies and related expense	884	978	(94)	(9.6)
Other non-interest expense	1,766	1,387	379	27.3
Total non-interest expense	$45,634	$43,534	$2,100	4.8

The increase in salaries and employee benefits expense was due primarily to the 2018 Tax Savings Bonus Plan as previously discussed. The increase in information technology and related expense and the decrease in regulatory and outside services were due mainly to a change in the presentation of certain information technology professional and consulting expenses beginning in fiscal year 2018. Information technology professional and consulting expenses are now being reported in information technology and related expenses rather than regulatory and outside services. Additionally, these expenses increased compared to the prior year due primarily to ongoing enhancements to the Bank's online banking services, along with increases in information technology expenses related to software licensing and depreciation. The increase in other non-interest expense was due mainly to an increase in other real estate owned ("OREO") operations expense.

The Company's efficiency ratio was 41.47% for the current year six month period compared to 40.61% for the prior year six month period. The change in the efficiency ratio was due primarily to higher non-interest expense in the current year six month period compared to the prior year six month period.

Income Tax Expense
Income tax expense was $9.3 million for the current year six month period compared to $21.5 million for the prior year six month period. The effective tax rate was 14.4% for the current year six month period compared to 33.8% for the prior year six month period. The decrease in effective tax rate was due mainly to the Tax Act being signed into law in December 2017.

Financial Condition as of March 31, 2018

Total assets were $9.12 billion at March 31, 2018 compared to $9.19 billion at September 30, 2017. The $76.5 million decrease was due primarily to a $211.1 million decrease in cash and cash equivalents, partially offset by an increase in FHLB stock. At March 31, 2018, the Bank was not required by the FHLB to redeem the FHLB stock associated with the leverage strategy. At September 30, 2017, this stock was redeemed.

The loans receivable portfolio, net, totaled $7.20 billion at March 31, 2018 and at September 30, 2017. During the current year six month period, the Bank originated and refinanced $261.0 million of loans with a weighted average rate of 3.89% and purchased $210.9 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.60%. The Bank also entered into participations of $107.6 million of commercial real estate loans with a weighted average rate of 4.15%, of which $97.8 million had not yet been funded as of March 31, 2018. During the current year six month period, the Bank funded $52.0 million of new and existing commercial real estate loans. There are no agricultural loans in the Bank's loan portfolio.

The Bank is continuing to manage the size of its loan portfolio as it manages its liquidity levels to a target level of 15%.  The size of the loan portfolio has been managed by controlling correspondent loan volume primarily through the rates offered to correspondent lenders.  Given the balance of total assets, it is unlikely that loan growth will substantially increase in the current environment. Generally, over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher cost liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down FHLB advances. The ratio of securities and cash to total assets was 15.5% at March 31, 2018. In the long run, management considers a 10% ratio of stockholders' equity to total assets at the Bank an appropriate level of capital. At March 31, 2018, this ratio was 13.3%.

The Bank has continued to utilize a leverage strategy to increase earnings in fiscal year 2018. The leverage strategy during the current quarter involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end for regulatory purposes. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded 6.7% during the current quarter and 6.6% during the current year six month period, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $713 thousand during the current quarter, compared to $767 thousand during the prior quarter. The decrease between quarters was due to a decrease in the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, partially offset by an increase in the yield on the related FHLB stock. Net income attributable to the leverage strategy was $1.5 million for both the current year six month period and the prior year six month period. Management continues to monitor the net interest rate spread and overall profitability of the strategy. The net interest rate spread from the leverage strategy is currently negative and, based on current interest rates, it is anticipated that the net interest rate spread will continue to be negative for some time. If the negative net interest rate spread worsens, management will likely suspend the strategy until it is in a position that generates income.

Total liabilities were $7.75 billion at March 31, 2018 compared to $7.82 billion at September 30, 2017. The $72.9 million decrease was due mainly to a decrease in repurchase agreements, partially offset by an increase in deposits. Repurchase agreements decreased due to the maturity of a $100.0 million repurchase agreement during the current year six month period. Deposits increased $44.3 million, to $5.35 billion at March 31, 2018, due mainly to an increase in checking accounts.

Stockholders' equity was $1.36 billion at March 31, 2018 compared to $1.37 billion at September 30, 2017. The $3.6 million decrease was due primarily to the payment of $61.8 million in cash dividends, partially offset by net income of $55.2 million. The cash dividends paid during the current year six month period totaled $0.46 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2017 earnings per the Company's dividend policy, and two regular quarterly cash dividends totaling $0.17 per share. On April 18, 2018, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on May 18, 2018 to stockholders of record as of the close of business on May 4, 2018.

At March 31, 2018, Capitol Federal Financial, Inc., at the holding company level, had $110.8 million on deposit at the Bank. For fiscal year 2018, it is the intent of the Board of Directors and management to continue the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2018	2017	2017
	(Dollars in thousands)
Stockholders' equity	$1,364,740	$1,368,313	$1,382,289
Equity to total assets at end of period	15.0%	14.9%	14.9%

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2018.

Total shares outstanding	138,250,235
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,773,556)
Net shares outstanding	134,476,679

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2018, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at March 31, 2018.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	10.9%	5.0%
Common equity tier 1 capital ratio	27.1	6.5
Tier 1 capital ratio	27.1	8.0
Total capital ratio	27.3	10.0

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of March 31, 2018 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,210,455
Accumulated Other Comprehensive Income ("AOCI")	(5,159)
Total tier 1 capital	1,205,296
ACL	8,390
Total capital	$1,213,686

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	700 S Kansas Ave
Chief Financial Officer and Treasurer	Topeka, KS 66603
700 S Kansas Ave	(785) 270-6055
Topeka, KS 66603	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	September 30,
	2018	2017
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $127,120 and $340,748)	$140,580	$351,659
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $558,239 and $410,541)	559,146	415,831
Held-to-maturity at amortized cost (estimated fair value of $708,944 and $833,009)	716,372	827,738
Loans receivable, net (ACL of $8,390 and $8,398)	7,200,663	7,195,071
FHLB stock, at cost	195,626	100,954
Premises and equipment, net	84,704	84,818
Other assets	219,370	216,845
TOTAL ASSETS	$9,116,461	$9,192,916

LIABILITIES:
Deposits	$5,354,193	$5,309,868
FHLB borrowings	2,174,478	2,173,808
Repurchase agreements	100,000	200,000
Advance payments by borrowers for taxes and insurance	54,696	63,749
Income taxes payable, net	669	530
Deferred income tax liabilities, net	18,611	24,458
Accounts payable and accrued expenses	49,074	52,190
Total liabilities	7,751,721	7,824,603

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,250,235 and 138,223,835
shares issued and outstanding as of March 31, 2018 and September 30, 2017, respectively	1,382	1,382
Additional paid-in capital	1,168,087	1,167,368
Unearned compensation, ESOP	(37,169)	(37,995)
Retained earnings	227,281	234,640
AOCI, net of tax	5,159	2,918
Total stockholders' equity	1,364,740	1,368,313
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,116,461	$9,192,916

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2018	2017
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,194	$64,189	$128,383	$125,051
Cash and cash equivalents	7,895	7,114	15,009	7,101
MBS	5,390	5,252	10,642	12,553
FHLB stock	3,201	3,095	6,296	6,039
Investment securities	1,094	994	2,088	2,238
Total interest and dividend income	81,774	80,644	162,418	152,982

INTEREST EXPENSE:
FHLB borrowings	18,772	17,917	36,689	32,888
Deposits	12,480	11,961	24,441	20,760
Repurchase agreements	633	1,392	2,025	2,974
Total interest expense	31,885	31,270	63,155	56,622

NET INTEREST INCOME	49,889	49,374	99,263	96,360

PROVISION FOR CREDIT LOSSES	—	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,889	49,374	99,263	96,360

NON-INTEREST INCOME:
Retail fees and charges	3,670	3,965	7,635	7,291
Income from BOLI	276	534	810	1,096
Other non-interest income	1,487	859	2,346	2,454
Total non-interest income	5,433	5,358	10,791	10,841

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,167	10,528	21,695	21,178
Information technology and related expense	3,622	3,331	6,953	5,602
Occupancy, net	2,839	2,765	5,604	5,439
Deposit and loan transaction costs	1,313	1,407	2,720	2,614
Regulatory and outside services	1,151	1,140	2,291	2,611
Advertising and promotional	1,337	685	2,022	1,953
Federal insurance premium	847	852	1,699	1,772
Office supplies and related expense	442	442	884	978
Other non-interest expense	880	886	1,766	1,387
Total non-interest expense	23,598	22,036	45,634	43,534
INCOME BEFORE INCOME TAX EXPENSE	31,724	32,696	64,420	63,667
INCOME TAX EXPENSE	8,394	860	9,254	21,502
NET INCOME	$23,330	$31,836	$55,166	$42,165

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2018	2017
	(Dollars in thousands, except per share amounts)
Net income	$23,330	$31,836	$55,166	$42,165
Income allocated to participating securities	(10)	(13)	(23)	(25)
Net income available to common stockholders	$23,320	$31,823	$55,143	$42,140

Average common shares outstanding	134,386,469	134,372,531	134,379,424	133,858,701
Average committed ESOP shares outstanding	41,758	449	20,876	20,649
Total basic average common shares outstanding	134,428,227	134,372,980	134,400,300	133,879,350

Effect of dilutive stock options	47,001	94,329	70,959	223,097

Total diluted average common shares outstanding	134,475,228	134,467,309	134,471,259	134,102,447

Net earnings per share:
Basic	$0.17	$0.24	$0.41	$0.31
Diluted	$0.17	$0.24	$0.41	$0.31

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	598,195	498,900	527,642	212,133

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2018			December 31, 2017			September 30, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$3,919,353	3.69%	54.5%	$3,940,288	3.69%	54.9%	$3,959,232	3.70%	55.1%
Correspondent purchased	2,490,776	3.54	34.6	2,453,625	3.54	34.2	2,445,311	3.53	34.0
Bulk purchased	327,611	2.33	4.6	338,084	2.31	4.7	351,705	2.29	4.9
Construction	28,195	3.49	0.4	33,063	3.47	0.4	30,647	3.45	0.4
Total	6,765,935	3.57	94.1	6,765,060	3.57	94.2	6,786,895	3.56	94.4
Commercial:
Permanent	273,507	4.10	3.8	205,020	4.22	2.9	183,030	4.24	2.6
Construction	25,995	4.59	0.4	80,062	3.89	1.1	86,952	3.80	1.2
Total	299,502	4.14	4.2	285,082	4.13	4.0	269,982	4.10	3.8
Total real estate loans	7,065,437	3.59	98.3	7,050,142	3.59	98.2	7,056,877	3.58	98.2

Consumer loans:
Home equity	117,971	5.57	1.6	123,124	5.40	1.7	122,066	5.40	1.7
Other	4,334	4.03	0.1	4,238	4.04	0.1	3,808	4.05	0.1
Total consumer loans	122,305	5.52	1.7	127,362	5.36	1.8	125,874	5.36	1.8
Total loans receivable	7,187,742	3.63	100.0%	7,177,504	3.62	100.0%	7,182,751	3.61	100.0%

Less:
ACL	8,390			8,370			8,398
Discounts/unearned loan fees	24,996			25,110			24,962
Premiums/deferred costs	(46,307)			(45,720)			(45,680)
Total loans receivable, net	$7,200,663			$7,189,744			$7,195,071

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that are sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the six months ended March 31, 2018, the Bank endorsed $12.8 million of one- to four-family loans, reducing the average rate on those loans by 33 basis points. The amount of originations and refinances was lower in the current quarter than in prior quarters due to seasonality and a reduction in refinance opportunities.

	For the Three Months Ended
	March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,177,504	3.62%	$7,182,751	3.61%	$7,228,425	3.60%	$7,182,346	3.59%
Originations and refinances:
Fixed	77,825	3.80	109,102	3.70	102,687	3.82	116,422	3.94
Adjustable	36,612	4.28	37,502	4.26	44,900	4.10	59,372	3.87
Purchases and participations:
Fixed	120,155	3.85	85,565	3.73	76,906	3.92	135,041	3.97
Adjustable	48,062	3.61	64,689	3.87	17,046	3.33	17,930	3.24
Change in undisbursed loan funds	(25,002)		(17,706)		21,823		13,648
Repayments	(246,894)		(283,880)		(307,909)		(295,988)
Principal recoveries (charge-offs), net	20		(28)		(88)		39
Other	(540)		(491)		(1,039)		(385)
Ending balance	$7,187,742	3.63	$7,177,504	3.62	$7,182,751	3.61	$7,228,425	3.60

	For the Six Months Ended
	March 31, 2018		March 31, 2017
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,182,751	3.61%	$6,949,522	3.60%
Originations and refinances:
Fixed	186,927	3.74	292,114	3.42
Adjustable	74,114	4.27	82,983	3.66
Purchases and participations:
Fixed	205,720	3.80	331,526	3.59
Adjustable	112,751	3.76	52,420	2.86
Change in undisbursed loan funds	(42,708)		41,558
Repayments	(530,774)		(565,911)
Principal charge-offs, net	(8)		(93)
Other	(1,031)		(1,773)
Ending balance	$7,187,742	3.63	$7,182,346	3.59

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2018			March 31, 2018
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$43,072	3.29%	15.2%	$79,987	3.23%	13.8%
> 15 years	120,818	3.92	42.7	272,725	3.86	47.1
Commercial real estate	33,257	4.14	11.8	38,049	4.13	6.6
Home equity	669	6.03	0.2	1,619	5.98	0.3
Other	164	7.58	0.1	267	8.27	—
Total fixed-rate	197,980	3.83	70.0	392,647	3.77	67.8

Adjustable-rate:
One- to four-family:
<= 36 months	1,776	2.87	0.6	2,543	2.84	0.4
> 36 months	42,646	3.23	15.1	78,616	3.19	13.5
Commercial real estate	23,893	4.10	8.5	69,543	4.16	12.0
Home equity	15,793	5.53	5.6	34,619	5.41	6.0
Other	566	3.52	0.2	1,544	3.69	0.3
Total adjustable-rate	84,674	3.90	30.0	186,865	3.96	32.2

Total originated, refinanced and purchased	$282,654	3.85	100.0%	$579,512	3.83	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$86,938	3.74		$167,711	3.72
Participations - commercial real estate	33,217	4.13		38,009	4.13
Total fixed-rate purchased/participations	120,155	3.85		205,720	3.80

Adjustable-rate:
Correspondent - one- to four-family	24,169	3.12		43,208	3.11
Participations - commercial real estate	23,893	4.10		69,543	4.16
Total adjustable-rate purchased/participations	48,062	3.61		112,751	3.76

Total purchased/participation loans	$168,217	3.78		$318,471	3.79

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in March 2018, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2018					December 31, 2017					September 30, 2017
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,919,353	58.2%	768	62%	$136	$3,940,288	58.5%	767	63%	$135	$3,959,232	58.6%	767	63%	$135
Correspondent purchased	2,490,776	37.0	764	67	377	2,453,625	36.5	764	68	377	2,445,311	36.2	764	68	375
Bulk purchased	327,611	4.8	759	62	305	338,084	5.0	757	62	304	351,705	5.2	757	63	305
	$6,737,740	100.0%	766	64	185	$6,731,997	100.0%	765	64	183	$6,756,248	100.0%	765	65	182

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2018, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$12,143	$34,432	$14,602	$61,177	3.89%
Correspondent	9,566	76,991	15,205	101,762	4.00
	$21,709	$111,423	$29,807	$162,939	3.96

Rate	3.55%	4.15%	3.56%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current year six month period, $18.1 million and $38.4 million, respectively, were refinanced from another lender.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2018			March 31, 2018
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$80,216	76%	760	$181,636	77%	762
Refinanced by Bank customers	16,989	70	751	41,316	67	753
Correspondent purchased	111,107	72	764	210,919	74	765
	$208,312	74	761	$433,871	74	763

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the six month period ended March 31, 2018.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2018			March 31, 2018
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$87,617	42.1%	3.68%	$199,415	46.0%	3.64%
Texas	47,192	22.7	3.61	88,152	20.3	3.58
Missouri	40,512	19.4	3.67	79,773	18.4	3.64
Other states	32,991	15.8	3.52	66,531	15.3	3.58
	$208,312	100.0%	3.64	$433,871	100.0%	3.62

Commercial Real Estate Loans: During the current year six month period, the Bank entered into commercial real estate loan participations of $107.6 million, which included $102.6 million of commercial real estate construction loans. Substantially all of the $102.6 million of commercial real estate construction loans had not yet been funded as of March 31, 2018. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other select lead banks.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of March 31, 2018. Based on the terms of the construction loans as of March 31, 2018, of the $162.4 million of undisbursed amounts in the table, $26.4 million is projected to be disbursed by June 30, 2018, and an additional $102.0 million is projected to be disbursed by March 31, 2019. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. Included in the table are fixed-rate loans totaling $315.7 million at a weighted average rate of 4.09% and adjustable-rate loans totaling $152.6 million at a weighted average rate of 4.61%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due to the majority of the fixed-rate loans in the portfolio at March 31, 2018 having shorter terms to maturity. The credit risk for several of the Bank's borrowing relationships is mitigated due to the amount of equity injected into the projects, strong debt service coverage ratios, and liquidity, personal cash flow and net worth of the guarantors. Several of these borrowing relationships have a preference for fixed-rate loans and the market interest rates are typically lower for these types of borrowers.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$141,707	$39,012	$180,719	$—	$180,719	38.6%
Health care and social assistance	60,936	72,261	133,197	—	133,197	28.4
Real estate rental and leasing	29,387	29,009	58,396	490	58,886	12.6
Arts, entertainment, and recreation	33,116	—	33,116	—	33,116	7.1
Multi-family	10,012	20,950	30,962	—	30,962	6.6
Retail trade	17,851	1,159	19,010	5,900	24,910	5.3
Manufacturing	6,377	—	6,377	—	6,377	1.4
Other	116	—	116	—	116	—
	$299,502	$162,391	$461,893	$6,390	$468,283	100.0%

Weighted average rate	4.14%	4.45%	4.25%	5.05%	4.26%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of March 31, 2018.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$117,200	$55,865	$173,065	$5,900	$178,965	38.2%
Missouri	85,037	84,076	169,113	490	169,603	36.2
Kansas	73,735	—	73,735	—	73,735	15.7
Nebraska	—	20,950	20,950	—	20,950	4.5
Colorado	7,869	—	7,869	—	7,869	1.7
Arkansas	7,861	—	7,861	—	7,861	1.7
California	6,377	—	6,377	—	6,377	1.4
Montana	1,423	1,500	2,923	—	2,923	0.6
	$299,502	$162,391	$461,893	$6,390	$468,283	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2018.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$156,352
>$15 to $30 million	8	187,584
>$10 to $15 million	3	37,263
>$5 to $10 million	3	20,138
$1 to $5 million	21	59,475
Less than $1 million	18	7,471
	57	$468,283

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at March 31, 2018, approximately 67% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately seven months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	106	$8,476	129	$11,435	129	$13,257	120	$10,455	122	$10,886
Correspondent purchased	5	744	4	1,118	8	1,827	5	1,278	4	739
Bulk purchased	17	4,182	21	4,691	22	3,194	15	2,511	19	3,527
Consumer:
Home equity	21	349	32	604	30	467	30	412	36	761
Other	3	7	6	33	5	33	5	14	7	34
	152	$13,758	192	$17,881	194	$18,778	175	$14,670	188	$15,947
30 to 89 days delinquent loans
to total loans receivable, net		0.19%		0.25%		0.26%		0.20%		0.22%

	Non-Performing Loans and OREO at:
	March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	67	$6,434	67	$5,981	67	$5,515	50	$4,264	65	$5,348
Correspondent purchased	4	1,151	2	553	1	91	—	—	3	901
Bulk purchased	12	3,325	14	3,693	13	3,371	18	4,805	24	7,097
Consumer:
Home equity	24	423	25	511	21	406	27	484	22	423
Other	4	5	1	3	1	4	2	10	3	7
	111	11,338	109	10,741	103	9,387	97	9,563	117	13,776

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.16%		0.15%		0.13%		0.13%		0.19%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	27	$2,961	32	$3,385	50	$4,567	89	$9,493	92	$10,675
Correspondent purchased	—	—	3	768	8	1,690	9	1,589	4	583
Bulk purchased	1	342	2	442	4	846	3	1,023	3	809
Consumer:
Home equity	3	55	5	86	7	113	12	251	14	346
	31	3,358	42	4,681	69	7,216	113	12,356	113	12,413
Total non-performing loans	142	14,696	151	15,422	172	16,603	210	21,919	230	26,189

Non-performing loans as a percentage of total loans		0.20%		0.21%		0.23%		0.30%		0.36%

OREO:
One- to four-family:
Originated(2)	2	$232	2	$40	4	$58	9	$200	9	$831
Bulk purchased	1	454	2	768	5	1,279	5	1,671	6	1,830
Consumer:
Home equity	—	—	1	67	1	67	1	82	—	—
	3	686	5	875	10	1,404	15	1,953	15	2,661
Total non-performing assets	145	$15,382	156	$16,297	182	$18,007	225	$23,872	245	$28,850

Non-performing assets as a percentage of total assets		0.17%		0.18%		0.20%		0.26%		0.31%

(1)
Represents loans required to be reported as nonaccrual pursuant to regulatory reporting requirements even if the loans are current. At March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, this amount was comprised of $935 thousand, $1.8 million, $1.8 million, $2.7 million, and $2.0 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $2.4 million, $2.9 million, $5.4 million, $9.7 million, and $10.4 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands)
Balance at beginning of period	$8,370	$8,398	$8,486	$8,447	$8,521
Charge-offs:
One- to four-family:
Originated	(68)	(3)	(27)	(4)	(17)
Correspondent purchased	(128)	—	—	—	—
Bulk purchased	—	—	(143)	(25)	(48)
Total	(196)	(3)	(170)	(29)	(65)
Consumer:
Home equity	—	(31)	(18)	(9)	(16)
Other	(4)	—	(5)	(3)	(1)
Total	(4)	(31)	(23)	(12)	(17)
Total charge-offs	(200)	(34)	(193)	(41)	(82)
Recoveries:
One- to four-family:
Originated	17	—	1	3	—
Bulk purchased	196	—	96	69	—
Total	213	—	97	72	—
Consumer:
Home equity	7	6	8	5	5
Other	—	—	—	3	3
Total	7	6	8	8	8
Total recoveries	220	6	105	80	8
Net recoveries (charge-offs)	20	(28)	(88)	39	(74)
Provision for credit losses	—	—	—	—	—
Balance at end of period	$8,390	$8,370	$8,398	$8,486	$8,447

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.13)	0.16	0.43	(0.15)	0.24
ACL to non-performing loans at end of period	57.09	54.27	50.58	38.72	32.25
ACL to loans receivable, net at end of period	0.12	0.12	0.12	0.12	0.12
ACL to net charge-offs (annualized)	N/M(1)	76.4x	23.6x	N/M(1)	28.6x

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

	For the Six Months Ended
	March 31,
	2018	2017
	(Dollars in thousands)
Balance at beginning of period	$8,398	$8,540
Charge-offs:
One- to four-family:
Originated	(71)	(41)
Correspondent purchased	(128)	—
Bulk purchased	—	(48)
Total	(199)	(89)
Consumer:
Home equity	(31)	(24)
Other	(4)	(1)
Total	(35)	(25)
Total charge-offs	(234)	(114)
Recoveries:
One- to four-family:
Originated	17	—
Bulk purchased	196	—
Total	213	—
Consumer:
Home equity	13	13
Other	—	8
Total	13	21
Total recoveries	226	21
Net charge-offs	(8)	(93)
Provision for credit losses	—	—
Balance at end of period	$8,390	$8,447

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs during the
period to average non-performing assets	0.04	0.30
ACL to non-performing loans at end of period	57.09	32.25
ACL to loans receivable, net at end of period	0.12	0.12
ACL to net charge-offs (annualized)	560.5x	45.5x

The distribution of our ACL at the dates indicated is summarized below.

	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands)
One- to four-family:
Originated	$3,134	$3,090	$3,149	$3,196	$3,327
Correspondent purchased	2,034	1,902	1,922	1,916	1,940
Bulk purchased	1,000	1,000	1,000	1,000	1,000
Construction	22	25	24	26	24
Total	6,190	6,017	6,095	6,138	6,291
Commercial	2,038	2,157	2,112	2,089	1,885
Consumer	162	196	191	259	271
Total	$8,390	$8,370	$8,398	$8,486	$8,447

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 74% of our securities portfolio at March 31, 2018. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2018			December 31, 2017			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$643,816	2.23%	3.0	$611,466	2.15%	2.9	$632,422	2.14%	2.9
GSE debentures	271,354	1.62	1.4	296,327	1.39	1.1	271,300	1.29	1.3
Municipal bonds	24,131	1.57	2.0	26,561	1.51	1.9	28,337	1.65	2.0
Total fixed-rate securities	939,301	2.03	2.5	934,354	1.89	2.3	932,059	1.88	2.4

Adjustable-rate securities:
MBS	335,310	2.70	5.3	334,921	2.59	5.1	304,153	2.55	4.6
Trust preferred securities	—	—	—	—	—	—	2,067	2.58	19.7
Total adjustable-rate securities	335,310	2.70	5.3	334,921	2.59	5.1	306,220	2.55	4.7
Total securities portfolio	$1,274,611	2.21	3.3	$1,269,275	2.07	3.0	$1,238,279	2.05	3.0

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$951,238	2.31%	3.7	$942,447	2.28%	3.5	$1,017,145	2.26%	3.6	$1,090,870	2.25%	3.9
Maturities and repayments	(63,520)			(66,116)			(72,966)			(71,763)
Net amortization of (premiums)/discounts	(788)			(854)			(937)			(992)
Purchases:
Fixed	77,437	2.92	4.1	25,908	2.46	5.5	—	—	—	—	—	—
Adjustable	19,610	2.68	4.3	50,874	2.35	4.7	—	—	—	—	—	—
Change in valuation on AFS securities	(1,572)			(1,021)			(795)			(970)
Ending balance - carrying value	$982,405	2.39	3.8	$951,238	2.31	3.7	$942,447	2.28	3.5	$1,017,145	2.26	3.6

	For the Six Months Ended
	March 31, 2018			March 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$942,447	2.28%	3.5	$1,246,078	2.19%	3.5
Maturities and repayments	(129,636)			(162,365)
Net amortization of (premiums)/discounts	(1,642)			(2,305)
Purchases:
Fixed	103,345	2.80	4.5	10,890	1.99	3.8
Adjustable	70,484	2.44	4.6	—	—	—
Change in valuation on AFS securities	(2,593)			(1,428)
Ending balance - carrying value	$982,405	2.39	3.8	$1,090,870	2.25	3.9

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$321,452	1.40%	1.2	$301,122	1.33%	1.5	$326,786	1.29%	1.6	$328,323	1.29%	1.9
Maturities, calls and sales	(52,360)			(3,768)			(25,818)			(1,538)
Net amortization of (premiums)/discounts	(43)			(48)			(55)			(57)
Purchases:
Fixed	25,000	2.81	1.0	25,000	2.45	1.0	—	—	—	—	—	—
Change in valuation on AFS securities	(936)			(854)			209			58
Ending balance - carrying value	$293,113	1.61	1.5	$321,452	1.40	1.2	$301,122	1.33	1.5	$326,786	1.29	1.6

	For the Six Months Ended
	March 31, 2018			March 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$301,122	1.33%	1.5	$382,097	1.20%	1.2
Maturities, calls and sales	(56,128)			(78,882)
Net amortization of (premiums)/discounts	(91)			(133)
Purchases:
Fixed	50,000	2.63	1.0	26,535	1.68	4.0
Change in valuation on AFS securities	(1,790)			(1,294)
Ending balance - carrying value	$293,113	1.61	1.5	$328,323	1.29	1.9

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	March 31, 2018			December 31, 2017			September 30, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$271,181	—%	5.0%	$250,621	—%	4.8%	$243,670	—%	4.6%
Interest-bearing checking	662,178	0.05	12.4	646,043	0.05	12.3	615,615	0.05	11.6
Savings	376,294	0.41	7.0	352,051	0.31	6.7	349,977	0.24	6.6
Money market	1,198,900	0.38	22.4	1,195,530	0.38	22.7	1,190,185	0.24	22.4
Retail certificates of deposit	2,456,532	1.64	45.9	2,419,380	1.57	45.9	2,450,418	1.52	46.1
Public units	389,108	1.56	7.3	402,592	1.37	7.6	460,003	1.28	8.7
	$5,354,193	0.98	100.0%	$5,266,217	0.94	100.0%	$5,309,868	0.89	100.0%

The following table presents scheduled maturities of our certificates of deposit, including public units, along with associated weighted average rates, as of March 31, 2018:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$316,890	$14,749	$—	$—	$331,639	0.76%
1.00 – 1.99%	621,593	666,681	422,002	386,359	2,096,635	1.64
2.00 – 2.99%	33,461	116,745	134,411	132,749	417,366	2.23
	$971,944	$798,175	$556,413	$519,108	$2,845,640	1.63

Percent of total	34.2%	28.0%	19.6%	18.2%
Weighted average rate	1.24	1.66	1.89	2.00
Weighted average maturity (in years)	0.5	1.4	2.4	3.8	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.9

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of March 31, 2018.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2018	$375,000	$—	1.85%	2.34%
2019	500,000	—	1.63	1.69
2020	350,000	100,000	2.11	2.11
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,075,000	$100,000	1.99	2.09

(1)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit amounts, and term borrowings for the next four quarters as of March 31, 2018.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2018	$213,119	1.01%	$99,794	1.38%	$100,000	2.82%	$412,913	1.54%
September 30, 2018	156,478	1.06	52,366	1.54	275,000	2.17	483,844	1.74
December 31, 2018	198,701	1.31	34,415	1.49	300,000	1.73	533,116	1.56
March 31, 2019	172,772	1.34	44,299	1.54	—	—	217,071	1.38
	$741,070	1.18	$230,874	1.47	$675,000	2.07	$1,646,944	1.58

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The weighted average effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,175,000	2.09%	2.7	$2,375,000	2.16%	2.7	$2,175,000	2.23%	2.5	$2,475,000	2.35%	2.5
Maturities:
FHLB advances	—	—		(100,000)	2.53		(100,000)	3.12		(300,000)	3.24
Repurchase agreements	—	—		(100,000)	3.35		—	—		—	—
New FHLB borrowings:
Fixed-rate	—	—	—	—	—	—	100,000	1.85	3.0	—	—	—
Interest rate swap(1)	—	—	—	—	—	—	200,000	2.05	6.0	—	—	—
Ending balance	$2,175,000	2.09	2.4	$2,175,000	2.09	2.7	$2,375,000	2.16	2.7	$2,175,000	2.23	2.5

	For the Six Months Ended
	March 31, 2018			March 31, 2017
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,375,000	2.16%	2.7	$2,575,000	2.29%	2.9
Maturities:
FHLB advances	(100,000)	2.53		(100,000)	0.78
Repurchase agreements	(100,000)	3.35		—	—
Ending balance	$2,175,000	2.09	2.4	$2,475,000	2.35	2.5

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $200.0 million to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At March 31, 2018, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $65.6 million, or 0.72% of total assets, compared to $185.2 million, or 2.06% of total assets, at December 31, 2017. The decrease in the one-year gap amount was due primarily to a decrease in the amount of mortgage-related assets projected to reprice due to higher interest rates. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates. This increase in interest rates resulted in lower projected cash flows on these assets over the next year compared to December 31, 2017. The decrease in the projected cash flows on mortgage-related assets was partially offset by an increase in the amount of cash held at March 31, 2018.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2018, the Bank's one-year gap is projected to be $(327.0) million, or (3.59)% of total assets. This compares to a one-year gap of $(305.9) million, or (3.40)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2017.

During the current quarter, loan repayments totaled $246.9 million and cash flows from the securities portfolio totaled $115.9 million. The asset cash flows of $362.8 million were reinvested into new assets at current market interest rates. Total cash flows from fixed-rate liabilities that matured and repriced into current market interest rates during the current quarter were $337.2 million. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of March 31, 2018 was 2.0 years. However, including the impact of interest rate swaps related to $200.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of March 31, 2018 was 2.4 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of March 31, 2018 was 2.7 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At March 31, 2018 the WAL of the Bank's non-maturity deposits was 12.8 years.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. The balance of our retail certificates of deposit with terms of 36 months or longer increased $322.6 million, or 24%, since March 31, 2015. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise in a given time period.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2018. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$293,113	1.61%	1.3	23.0%	3.3%
MBS - fixed	644,051	2.23	3.2	50.5	7.3
MBS - adjustable	338,354	2.70	3.0	26.5	3.9
Total securities	1,275,518	2.21	2.7	100.0%	14.5
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,164,767	3.08	4.1	16.2%	13.2
> 15 years	4,468,744	3.83	6.5	62.2	50.8
All other fixed-rate loans	276,262	4.20	4.6	3.8	3.1
Total fixed-rate loans	5,909,773	3.70	6.0	82.2	67.1
Adjustable-rate one- to four-family:
<= 36 months	255,774	1.82	3.4	3.6	2.9
> 36 months	848,455	3.12	2.8	11.8	9.7
All other adjustable-rate loans	173,740	5.01	3.9	2.4	2.0
Total adjustable-rate loans	1,277,969	3.12	3.0	17.8	14.6
Total loans receivable	7,187,742	3.60	5.5	100.0%	81.7
FHLB stock	195,626	6.74	1.0		2.2
Cash and cash equivalents	140,580	1.75	—		1.6
Total interest-earning assets	$8,799,466	3.44	4.9		100.0%

Non-maturity deposits	$2,508,553	0.25	12.8	46.8%	32.9%
Retail certificates of deposit	2,456,532	1.64	1.9	45.9	32.2
Public units	389,108	1.56	0.9	7.3	5.1
Total deposits	5,354,193	0.98	6.9	100.0%	70.2
Term borrowings	2,175,000	2.09	2.4	95.6%	28.5
FHLB line of credit	100,000	1.75	—	4.4	1.3
Total borrowings	2,275,000	2.08	2.3	100.0%	29.8
Total interest-bearing liabilities	$7,629,193	1.31	5.5		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2018, as well as selected performance ratios and other information as of the dates and for the periods shown. At March 31, 2018, the borrowings and cash related to the leverage strategy was not in place, so the yields/rates presented at March 31, 2018 in the tables below do not reflect the full effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Six Months Ended
	March 31,	March 31, 2018			March 31, 2017
	2018	Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.60%	$7,195,403	$128,383	3.57%	$7,077,103	$125,051	3.53%
MBS(2)	2.39	935,442	10,642	2.28	1,162,814	12,553	2.16
Investment securities(2)(3)	1.61	302,669	2,088	1.38	355,189	2,238	1.26
FHLB stock	6.74	192,469	6,296	6.56	194,824	6,039	6.22
Cash and cash equivalents(4)	1.75	2,118,019	15,009	1.40	2,117,787	7,101	0.66
Total interest-earning assets(1)(2)	3.44	10,744,002	162,418	3.02	10,907,717	152,982	2.80
Other non-interest-earning assets		307,596			298,414
Total assets		$11,051,598			$11,206,131

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$856,773	153	0.04	$814,227	149	0.04
Savings	0.41	354,457	569	0.32	339,893	354	0.21
Money market	0.38	1,192,571	1,897	0.32	1,204,469	1,420	0.24
Retail certificates	1.64	2,431,173	18,954	1.56	2,436,744	17,420	1.43
Wholesale certificates	1.56	415,907	2,868	1.38	381,922	1,417	0.74
Total deposits	0.98	5,250,881	24,441	0.93	5,177,255	20,760	0.80
FHLB borrowings(5)	2.05	4,163,650	36,689	1.75	4,316,101	32,888	1.52
Repurchase agreements	2.53	144,242	2,025	2.78	200,000	2,974	2.94
Total borrowings	2.08	4,307,892	38,714	1.79	4,516,101	35,862	1.59
Total interest-bearing liabilities	1.31	9,558,773	63,155	1.32	9,693,356	56,622	1.17
Other non-interest-bearing liabilities		130,219			127,284
Stockholders' equity		1,362,606			1,385,491
Total liabilities and stockholders' equity		$11,051,598			$11,206,131

Net interest income(6)			$99,263			$96,360
Net interest rate spread(7)(8)	2.13			1.70			1.63
Net interest-earning assets		$1,185,229			$1,214,361
Net interest margin(8)(9)				1.85			1.77
Ratio of interest-earning assets
to interest-bearing liabilities				1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)				1.00%			0.75%
Return on average equity (annualized)(8)				8.10			6.09
Average equity to average assets				12.33			12.36
Operating expense ratio(10)				0.83			0.78
Efficiency ratio(11)				41.47			40.61
Pre-tax yield on leverage strategy(12)				0.19			0.22

	For the Three Months Ended
	March 31, 2018			December 31, 2017
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$7,194,856	$64,194	3.57%	$7,195,938	$64,189	3.56%
MBS(2)	938,143	5,390	2.30	932,801	5,252	2.25
Investment securities(2)(3)	305,285	1,094	1.43	300,110	994	1.32
FHLB stock	193,477	3,201	6.71	191,482	3,095	6.41
Cash and cash equivalents(4)	2,076,109	7,895	1.52	2,159,019	7,114	1.29
Total interest-earning assets(1)(2)	10,707,870	81,774	3.06	10,779,350	80,644	2.98
Other non-interest-earning assets	310,401			304,850
Total assets	$11,018,271			$11,084,200

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$868,878	76	0.04	$844,932	77	0.04
Savings	360,471	321	0.36	348,573	248	0.28
Money market	1,195,699	1,106	0.38	1,189,511	791	0.26
Retail certificates	2,432,667	9,541	1.59	2,429,711	9,413	1.54
Wholesale certificates	403,293	1,436	1.44	428,246	1,432	1.33
Total deposits	5,261,008	12,480	0.96	5,240,973	11,961	0.91
FHLB borrowings(5)	4,180,927	18,772	1.81	4,146,750	17,917	1.71
Repurchase agreements	100,000	633	2.53	187,522	1,392	2.90
Total borrowings	4,280,927	19,405	1.83	4,334,272	19,309	1.76
Total interest-bearing liabilities	9,541,935	31,885	1.35	9,575,245	31,270	1.29
Other non-interest-bearing liabilities	115,505			144,613
Stockholders' equity	1,360,831			1,364,342
Total liabilities and stockholders' equity	$11,018,271			$11,084,200

Net interest income(6)		$49,889			$49,374
Net interest rate spread(7)(8)			1.71			1.69
Net interest-earning assets	$1,165,935			$1,204,105
Net interest margin(8)(9)			1.86			1.83
Ratio of interest-earning assets
to interest-bearing liabilities			1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)			0.85%			1.15%
Return on average equity (annualized)(8)			6.86			9.33
Average equity to average assets			12.35			12.31
Operating expense ratio(10)			0.86			0.80
Efficiency ratio(11)			42.66			40.26
Pre-tax yield on leverage strategy(12)			0.18			0.19

(1)	Calculated net of unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $26.1 million and $32.2 million for the six months ended March 31, 2018 and 2017, respectively, and $24.8 million and $27.5 million for the quarters ended March 31, 2018 and December 31, 2017, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.91 billion and $1.93 billion for the six months ended March 31, 2018 and 2017, respectively, and $1.91 billion and $1.92 billion for the quarters ended March 31, 2018 and December 31, 2017, respectively.

(5)
Included in this line, for the six months ended March 31, 2018 and 2017, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.01 billion and $2.02 billion, respectively, interest paid of $14.5 million and $6.8 million, respectively, at a rate of 1.43% and 0.66%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.16 billion and $2.30 billion, respectively, interest paid of $22.2 million and $26.1 million, respectively, at a rate of 2.06% and 2.28%, respectively. Included in this line, for the quarters ended March 31, 2018 and December 31, 2017, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.01 billion for each of the two periods, interest paid of $7.8 million and $6.7 million, respectively, at a rate of 1.55% and 1.31%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.17 billion and $2.14 billion, respectively, interest paid of $11.0 million and $11.2 million, respectively, at a rate of 2.05% and 2.08%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Six Months Ended
	March 31, 2018			March 31, 2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	1.00%	(0.19)%	1.19%	0.75%	(0.14)%	0.89%
Return on average equity (annualized)	8.10	0.22	7.88	6.09	0.22	5.87
Net interest margin	1.85	(0.37)	2.22	1.77	(0.34)	2.11
Net interest rate spread	1.70	(0.34)	2.04	1.63	(0.30)	1.93

	For the Three Months Ended
	March 31, 2018			December 31, 2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.85%	(0.15)%	1.00%	1.15%	(0.22)%	1.37%
Return on average equity (annualized)	6.86	0.21	6.65	9.33	0.22	9.11
Net interest margin	1.86	(0.38)	2.24	1.83	(0.37)	2.20
Net interest rate spread	1.71	(0.34)	2.05	1.69	(0.33)	2.02

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.